Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 8, 2026 with respect to the consolidated financial statements of WildFire Energy I LLC included in the Current Report of Magnolia Oil & Gas Corporation on Form 8-K filed July 20, 2026, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

July 20, 2026